Exhibit 10.5
THIRD AMENDMENT
THIS THIRD AMENDMENT (the “Amendment”) is made and entered into as of the 27 day of September, 2004, by and between TX-NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership (“Landlord”), and NOBLE ENERGY, INC., a Delaware corporation (“Tenant”).
RECITALS

A.
Landlord (as successor in interest to EOP-Northborough Tower Limited Partnership) and Tenant are parties to that certain lease dated October 23, 2002 as amended by that certain Commencement letter dated May 11, 2003, that certain First Amendment dated May 14, 2003 and that certain Second Amendment dated May 27, 2003 (collectively the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 151,969 rentable square feet (the “Original Premises”) described as Suite Nos. 100, 250, 260, 550, 600, 700, 800, 900, 930, 940, 950, 960, 1000, 1010, 1050, 1080, 1100, 1200, 1230, 1250, 1270, 1300 and 1400 on the 1st, 2nd, 5th, 6th, 7th, 8th, 9th, 10th, 11th, 12th, 13th and 14th floors of the building located at 100 Glenborough Drive, City of Houston, County of Harris, State of Texas, commonly known as Northborough Tower (the “Building”).

B.
Tenant has requested that additional space containing approximately 10,173 rentable square feet described as Suite No. 500 on the fifth (5th) floor of the Building shown on Exhibit A hereto (the “Third Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.
Third Expansion and Effective Date. Effective as of November 1, 2004 (the “Third Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 151,969 rentable square feet to 162,142 rentable square feet on the 1st, 2nd, 5th, 6th, 7th, 8th, 9th, 10th, 11th, 12th, 13th and 14th floors by the addition of the Third Expansion Space, and from and after the Third Expansion Effective Date, the Original Premises and the Third Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Third Expansion Space shall commence on the Third Expansion Effective Date and end on the Termination Date. The Third Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Third Expansion Space.

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II.
Base Rent. Effective as of the Third Expansion Effective Date, in addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Third Expansion Space as follows:

Months of Term or Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent

November 1, 2004 - April 30, 2013	$20.00	$103,460.00	$16,955.00

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Notwithstanding anything in this Section of the Amendment to the contrary, so long as Tenant is not in default under the Lease, Tenant shall be entitled to an abatement of Base Rent in the amount of $16,955.00 per month for the third full calendar month of the Term (the “Base Rent Abatement Period”). The total amount of Base Rent abated during the Base Rent Abatement Period shall equal $16,955.00 (the “Abated Base Rent”). If Tenant defaults at any time during the Term and fails to cure such default within any applicable cure period under the Lease, all Abated Base Rent shall immediately become due and payable. The payment by Tenant of the Abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights, pursuant to the Lease or at law or in equity. During the Base Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

III.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

IV.	Tenant’s Pro Rata Share. For the period commencing with the Third Expansion Effective Date and ending on the Termination Date, Tenant’s Pro Rata Share for the Third Expansion Space is 4.8930%.

V.
Expenses and Taxes. For the period commencing with the Third Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Third Expansion Space in accordance with the terms of the Lease provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space is 2004.

VI.	Improvements to Third Expansion Space.

A.
Condition of Third Expansion Space. Tenant has inspected the Third Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

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B.
Responsibility for Improvements to Third Expansion Space. Tenant may perform improvements to the Third Expansion Space in accordance with the Work Letter attached hereto as Exhibit B and Tenant shall be entitled to an Allowance in connection with such work as more fully described in said Work Letter.

VII.
LEASE CONTINGENCY. The parties hereto acknowledge that the Expansion Space is currently occupied by F.L. Smidth Airtech, Inc. (“Prior Tenant”) pursuant to a lease dated September 26, 2001, as amended (“Prior Lease”) entered into between Landlord’s predecessor in interest and such Prior Tenant. This Amendment specifically is contingent upon Landlord entering into an agreement with the Prior Tenant to terminate the Prior Lease with respect to the Expansion Space or to relocate the Prior Tenant from the Expansion Space to other space which includes no portion of the Expansion Space (the “Prior Tenant Relocation Agreement”). If Landlord fails to inform Tenant on or before the Contingency Date (as defined below) that the Prior Tenant Relocation Agreement has been executed, then either party hereto may terminate this Amendment only by providing written notice thereof to the other party on or before the earlier of (i) five (5) business days after the Contingency Date and (ii) execution of the Prior Tenant Relocation Agreement by Prior Tenant, whereupon, this Amendment shall be null and void and of no force or effect. The “Contingency Date” shall be deemed to mean the date which is thirty (30) days after the date of execution of this Amendment by Landlord and Tenant.

VIII.	Miscellaneous.

A.
This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Linder no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

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F.
Tenant hereby represents to Landlord that Tenant has dealt with no broker, other than Grubb & Ellis (“Broker”) in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, other than Broker, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

TX‑NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership

By: TX‑Northborough GP Limited Partnership, a Delaware limited partnership, its general partner

By: TX‑Northborough Tower, L.L.C., a Delaware limited liability company, its general partner

By: Equity Office Management, L.L.C., a Delaware limited liability company, its non‑member manager

By:

Name:

Title:

TENANT: NOBLE‑ENERGY, INC., a Delaware corporation By: Name: Title:

EXHIBIT A
OUTLINE AND LOCATION OF THIRD EXPANSION SPACE

EXHIBIT B
WORKLETTER
This Exhibit is attached to and made a part of the Amendment by and between TX- NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership (“Landlord”), and NOBLE ENERGY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 100 Glenborough Drive, City of Houston, County of Harris, State of Texas, commonly known as Northborough Tower (the “Building”).
As used in this Work Letter, the “Premises” shall be deemed to mean the Original Premises and the Expansion Space, as defined in the attached Amendment.

I.	Alterations and Allowance.

A.
Tenant, following the delivery of the Expansion Space by Landlord and the full and final execution and delivery of the Amendment to which this Exhibit is attached shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in any portion of the Premises unless and until Tenant has complied with all of the terms and conditions of Article IX of the Lease (with the exception of the construction management fee paid to Landlord which Landlord agrees to waive unless such service is provided as described below in paragraph B), including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. If Landlord fails to approve, disapprove or request modifications to Tenant’s final plans for the Initial Alterations or any modifications thereto within 5 business days after Landlord’s receipt of all information needed by Landlord to properly review such plans or modifications, then such plans or modifications, as applicable, shall be deemed approved by Landlord. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld. Landlord hereby approves of the following contractors: Spaw-Maxwell, Cadence McShane, Constructors and Harvey Construction. So long as Tenant uses one of the aforementioned contractors, Landlord will not require that Tenant or the selected contractor obtain a payment and performance bond for the Initial Alterations. The parties agree that Landlord’s approval of a contractor not mentioned above to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B.
At Tenant’s request, Landlord will provide construction management services for a fee of 5% of the Initial Alterations performed. In such an event, the Landlord shall enter into a direct contract for the Initial Alterations with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Initial Alterations.

C.
Provided Tenant is not in default, Landlord agrees to contribute the sum of $216,176.25 ($21.25 per rentable square foot within the Expansion Space) toward the cost of performing the Initial Alterations in preparation of Tenant’s occupancy of the Expansion Space and improvements within the Premises. Any portion of the Allowance which exceeds the cost of the Initial Alterations or is otherwise remaining after October 31, 2006, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. The Allowance may only be used for the cost of preparing the initial space plan, design and construction documents and mechanical and electrical plans for the Initial Alterations and for hard costs in connection with the Initial Alterations. The Allowance shall be paid to Tenant or, if Landlord is the construction manager to the order of the general contractor that performed the Initial Alterations, within 30 days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the Initial Alterations; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built plans of the Initial Alterations; and (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

D.
In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If the cost of the Initial Alterations is less than the Allowance, Tenant, provided it is not in default under the Lease, shall be entitled to apply up to $2.50 per rentable square foot of Premises of such unused Allowance (the “Cabling Allowance”) toward the cost of purchasing and installing telephone and computer cabling in the Premises. All such costs, as evidenced by invoices for same, are referred to herein as the “Cabling Costs”. Landlord shall disburse the Cabling Allowance, or applicable portion thereof (not to exceed the actual Cabling Costs), to Tenant within thirty (30) days after the later to occur of (i) receipt of paid invoices from Tenant with respect to Tenant’s actual Cabling Costs, and (ii) completion of the Initial Alterations. If the Allowance shall not be sufficient to complete the Initial Alterations, Tenant shall pay the excess costs, plus any applicable state sales or use tax thereon. Any portion of the Allowance which exceeds the cost of the Initial Alterations or is otherwise remaining after the first anniversary of the Expansion Effective Date, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

E.
Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

F.
This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

G.
Notwithstanding anything contained herein to the contrary, Landlord and Tenant hereby agree that the cost of the work, required for ADA compliance, to the restrooms and elevator lobbies of the full floors leased by Tenant (“ADA Work”) shall be borne equally between the two parties. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. The ADA Work shall be completed in connection with the Initial Alterations. Landlord and Tenant agree to cooperate with each other in order to enable the ADA Work to be performed in a timely manner and with as little inconvenience to the operation of the Initial Alterations as is reasonably possible.

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